EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:    Debbie Nalchajian-Cohen

(559) 222-1322

CENTRAL VALLEY COMMUNITY BANK

NAMES SEASONED FINANCIAL EXECUTIVE AS NEW CFO

CLOVIS, CALIFORNIA…May 18, 2006…Daniel J. Doyle, President and Chief Executive Officer of Central Valley Community Bank (Bank), the sole subsidiary of Central Valley Community Bancorp (Company) (NASDAQ:CVCY), is pleased to announce the addition of David A. Kinross as the new Chief Financial Officer (CFO) for Central Valley Community Bank and Central Valley Community Bancorp. He will replace Gayle Graham who announced her intent to retire effective January 5, 2007, after serving as CFO for the Bank for over 18 years.

Kinross brings over 16 years of financial leadership and accounting experience to Central Valley Community Bank. A seasoned financial executive with CFO, management, and Big 4 CPA firm partner experience, Kinross previously served as the CFO for PELCO, a rapidly growing manufacturing company, and as a partner with the accounting firm Deloitte & Touche LLP. Throughout his career he has gained extensive financial expertise covering complex technical accounting issues, securities and exchange reporting, budget development and management, and information technology administration.

“We are extremely pleased to have Dave join the senior management team at Central Valley Community Bank. His proven expertise will provide great opportunity for the continued financial progress and success for our growing 26-year-old Company,” said Daniel J. Doyle, President and CEO of Central Valley Community Bank and Central Valley Community Bancorp.

Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Clovis, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank currently operates ten full-service offices in Clovis, Fresno, Kerman, Madera, Oakhurst, Prather and Sacramento. Additionally, the Bank operates Real Estate Lending, SBA Lending and Agribusiness Lending Departments. Investment services are also provided by Investment Centers of America. Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and Joseph B. Weirick.

More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com.